AARP CASH INVESTMENT FUNDS
                          AARP High Quality Money Fund

                               AARP GROWTH TRUST
                       AARP Balanced Stock and Bond Fund
                            AARP Capital Growth Fund
                            AARP Global Growth Fund
                          AARP Growth and Income Fund

                               AARP INCOME TRUST
                        AARP GNMA and U.S. Treasury Fund
                          AARP High Quality Bond Fund

                           AARP TAX FREE INCOME TRUST
                     AARP High Quality Tax Free Money Fund
                    AARP Insured Tax Free General Bond Fund


                          Certificate as to Resolution

                                       of

                                  Board Members

The undersigned certifies that he is the Assistant Secretary of each of AARP Cash Investment Funds ("CASH"), AARP Growth Trust ("GROWTH"), AARP Income Trust ("INCOME") and AARP Tax Free Income Trust ("TAX FREE") (each a "Trust"), and that, as such, he is authorized to execute this Certificate on behalf of each Trust, and further certifies that the following is a complete and correct copy of a resolution duly adopted by the duly elected Members of the Board at a meeting duly called, convened and held on June 18, 1996, at which a quorum was present and acting throughout, and that such resolution has not been amended and is in full force and effect.

          RESOLVED, that, pursuant to the provision of Article XI of the Trust's By-Laws, the first sentence of Article III, Sections 2 and 3 of the Trust's By-Laws is hereby amended to read as follows (additions underlined, deletions struck out):

          Section 2. Notice of Meetings. Notice of all meetings of the Shareholders, stating the time, place and purposes of the meeting, shall be given by the Trustees by mail to each Shareholder at his/her address as recorded on the register of the Trust mailed at least ten
          (10) days and not more than ninety (90) sixty (60) days before the meeting.

          Section 3. Record Date for Meetings and Other Purposes. For the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting, or to participate in any distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding thirty
          (30) days, as the Trustees may determine; or without closing the transfer books the Trustees may fix a date not more than ninety (90) sixty (60) days prior to the date of any meeting of Shareholders or distribution or other action as a record date for the determinations of the persons to be treated as Shareholders of record for such purposes, except for dividend payments which shall be governed by the Declaration.

IN WITNESS WHEREOF, I hereunto set my hand this 24th day of June, 1996.


                                             /s/
                                             ---------------------------------
                                             Assistant Secretary


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